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                                                                   Exhibit 99.10

     Sections 450.1551 to 450.1571 of the Michigan Business Corporation Act

450.1551. Directors' liability for corporate actions; shareholder's liability for unauthorized dividends or distributions

     Sec. 551. (1) Directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent of any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed:

     (a) Declaration of a share dividend or distribution to shareholders contrary to this act or contrary to any restriction in the articles of incorporation.

     (b) Distribution to shareholders during or after dissolution of the corporation without paying or providing for debts, obligations, and liabilities of the corporation as required by section 855a. [FN1]

     (c) Making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to this act.

     (2) A director is not liable under this section if he or she has complied with section 541a. [FN2]

     (3) A shareholder who accepts or receives a share dividend or distribution with knowledge of facts indicating it is contrary to this act, or any restriction in the articles of incorporation, is liable to the corporation for the amount accepted or received in excess of the shareholder's share of the amount that lawfully could have been distributed.

     [FN1] M.C.L.A. (S) 450.1855a.
     [FN2] M.C.L.A. (S) 450.1541a.

450.1552. Remedies of director liable for corporate actions

     Sec. 552. (1) A director against whom a claim is successfully asserted under section 551 [FN1] is entitled to contribution from the other directors who voted for, or concurred in, the action upon which the claim is asserted.

     (2) A director against whom a claim is successfully asserted under section 551 is entitled, to the extent of the amounts paid by him or her to the corporation as a result of the claims, to all of the following:

     (a) Upon payment to the corporation of any amount of an improper share dividend or distribution, to be subrogated to the rights of the corporation against shareholders who received the share dividend or distribution in proportion to the amounts received by them respectively.

     (b) Upon payment to the corporation of any amount of the purchase price of an improper purchase of shares to have the corporation rescind the purchase and recover for his or her benefit, but at his or her expense, the amount of the purchase price from any seller who sold the shares with knowledge of facts indicating that the purchase of shares by the corporation was not authorized by this act, or to have the corporation assign to the director the shares and any claim against the seller.

     (c) Upon payment to the corporation of the claim of a creditor because of a violation of subdivision (1)(b) of section 551, to be subrogated to the rights of the corporation against shareholders who received an improper distribution of assets.

     (d) Upon payment to the corporation of the amount of a loan made improperly to a director, officer, or employee, to be subrogated to the rights of the corporation against a director, officer, or employee who received the improper loan.

     [FN1] M.C.L.A. (S) 450.1551.

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450.1553. Presumption of director's concurrence in corporate actions; dissent

     Sec. 553. A director who is present at a meeting of the board, or a committee thereof of which he is a member, at which action on a corporate matter referred to in section 551 [FN1] is taken is presumed to have concurred in that action unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the person acting as secretary of the meeting before or promptly after the adjournment thereof. The right to dissent does not apply to a director who voted in favor of the action. A director who is absent from a meeting of the board, or a committee thereof of which he is a member, at which any such action is taken is presumed to have concurred in the action unless he files his dissent with the secretary of the corporation within a reasonable time after he has knowledge of the action.

     [FN1] M.C.L.A. (S) 450.1551.

450.1554. Limitations, actions against directors or shareholders or by directors

     Sec. 554. An action against a director or shareholder for recovery upon a liability imposed by section 551 [FN1] shall be commenced within 3 years after the cause of action accrues. An action under section 552 [FN2] shall be commenced within 3 years after payment by the director to the corporation.

     [FN1] M.C.L.A. (S) 450.1551.
     [FN2] M.C.L.A. (S) 450.1552.

450.1561. Indemnification; actions by third parties

     Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

450.1562. Indemnification; actions by or in right of the corporation

     Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or

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not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c. [FN1]

     [FN1] M.C.L.A. (S) 450.1564c.

450.1563. Indemnification against expenses; successful defense of proceedings or claims

     Sec. 563. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.

450.1564. Repealed by P.A.1989, No. 121, (S) 2, Eff. Oct. 1

450.1564a. Indemnification; determination of propriety, evaluation of expense and settlement reasonableness; director participation; partial indemnification

     Sec. 564a. (1) Except as otherwise provided in subsection (5), an indemnification under section 561 or 562, [FN1] unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

     (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

     (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

     (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

     (i) By the board or its committee in the manner prescribed in subdivision
(a) or (b).

     (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), by the board.

     (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

     (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

     (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

     (3) If a person is entitled to indemnification under section 561 or 562 for a portion of expenses, including

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reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

     (4) An authorization of payment of indemnification under this section shall be made in any of the following ways:

     (a) By the board in 1 of the following ways:

     (i) If there are 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all directors who are not parties or threatened to be made parties, a majority of whom shall constitute a quorum for this purpose.

     (ii) By a majority of the members of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

     (iii) If the corporation has 1 or more independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all independent directors who are not parties or are threatened to be made parties, a majority of whom shall constitute a quorum for this purpose.

     (iv) If there are no independent directors and less than 2 directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by the vote necessary for action by the board in accordance with section 523, [FN2] in which authorization all directors may participate.

     (b) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted on the authorization.

     (5) To the extent that the articles of incorporation include a provision eliminating or limiting the liability of a director pursuant to section 209(1)(c), [FN3] a corporation may indemnify a director for the expenses and liabilities described in this subsection without a determination that the director has met the standard of conduct set forth in sections 561 and 562, but no indemnification may be made except to the extent authorized in section 564c [FN4] if the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated section 551, [FN5] or intentionally committed a criminal act. In connection with an action or suit by or in the right of the corporation as described in section 562, indemnification under this subsection may be for expenses, including attorneys' fees, actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, as described in section 561, indemnification under this subsection may be for expenses, including attorneys' fees, actually and reasonably incurred, and for judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred.

     [FN1] M.C.L.A. (S)(S) 450.1561 or 450.1562.
     [FN2] M.C.L.A. (S) 450.1523.
     [FN3] M.C.L.A. (S) 450.1209.
     [FN4] M.C.L.A. (S) 450.1564c.
     [FN5] M.C.L.A. (S) 450.1551.

450.1564b. Payment or reimbursement of reasonable expenses prior to final disposition of proceedings, conditions; unlimited general obligation

     Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if the person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the applicable standard of conduct, if any, required by this act for the indemnification of a person under the circumstances.

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     (2) The undertaking required by subsection (1) must be an unlimited general obligation of the person but need not be secured and may be accepted without reference to the financial ability of the person to make repayment.

     (3) An evaluation of reasonableness under this section shall be made in the manner specified in section 564a(1) for an evaluation of reasonableness of expenses, and an authorization shall be made in the manner specified in section 564a(4) unless an advance is mandatory.

     (4) A provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement making indemnification mandatory shall also make the advancement of expenses mandatory unless the provision, resolution, or agreement specifically provides otherwise.

450.1564c. Application for indemnification; order; limitation

     Sec. 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in sections 561 and 562 [FN1] or was adjudged liable as described in section 562, [FN2] but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.

     [FN1] M.C.L.A.(S)(S) 450.1561 and 450.1562.
     [FN2] M.C.L.A.(S) 450.1562.

450.1565. Indemnification or advancement of expenses provided under this chapter not exclusive

     Sec. 565. (1) The indemnification or advancement of expenses provided under sections 561 to 564c [FN1] is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

     (2) The indemnification provided for in sections 561 to 565 [FN2] continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.

     [FN1] M.C.L.A. (S)(S) 450.1561 to 450.1564c.
     [FN2] M.C.L.A. (S)(S) 450.1561 to 450.1565.

450.1567. Liability insurance for directors, officers, partners, etc.

     Sec. 567. (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under sections 561 to 565. [FN1]

     (2) If the articles of incorporation include a provision eliminating or limiting the liability of a director pursuant to section 209(1)(c), [FN2] insurance on behalf of a director under subsection (1) may be purchased from an insurer owned by the corporation, but insurance purchased from that insurer may insure a director against monetary liability to the corporation or its shareholders only to the extent to which the corporation could indemnify the director under

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section 564a(5).

     [FN1] M.C.L.A. (S)(S) 450.1561 to 450.565.
     [FN2] M.C.L.A. (S) 450.1209.

450.1569. Indemnification and insurance, constituent corporations and resulting or surviving corporations

     Sec. 569. For purposes of sections 561 to 567, [FN1] "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

     [FN1] M.C.L.A. (S)(S) 450.1561 to 450.1567.

450.1571. Definitions

     Sec. 571. For the purposes of sections 561 to 567: [FN1]

     (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

     (b) "Other enterprises" shall include employee benefit plans.

     (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

     (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in sections 561 and 562. [FN2]

     [FN1] M.C.L.A. (S)(S) 450.1561 to 450.1567.
     [FN2] M.C.L.A. (S)(S) 450.1561 and 450.1562.